EXHIBIT 99.1

This Statement on Form 3 is filed jointly by the Reporting Persons listed below. The principal business address of each of these Reporting Persons is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

Name of Designated Filer: BAM PARTNERS TRUST

Date of Event Requiring Statement: November 2, 2021

Issuer Name and Ticker or Trading Symbol: AHT

BAM PARTNERS TRUST By: BAM Class B Partners Inc. Its: Trustee,

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary